Exhibit 99.1

For Immediate Release

April 21, 2009

VIST Financial Corp. Announces 2009 First Quarter Earnings

Wyomissing, PA: VIST Financial Corp. (“Company”) (NASDAQ: VIST), reported net income for the three months ended March 31, 2009 of $1,609,000, a 3.2% increase over net income of $1,559,000 for the same period in 2008.  Total revenue for the three months ended March 31, 2009 was $21,059,000 as compared to $21,417,000 for the same period in 2008, a 1.7% decrease.

Commenting on the first quarter 2009, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “Our first quarter results reflect the continuation of the global recession and in particular the impact on our regional economy.  In spite of the challenging economic outlook for the remainder of 2009, we believe it is important to keep our focus on the future.  We continue to be profitable at the corporate and business line levels and will balance current profitability with investments in long term growth while reviewing processes to improve operating results.”

Davis continued, “We understand our ultimate responsibility is to maximize total shareholder return, while balancing the importance of retaining earnings to protect our shareholders investment in our company during this turbulent operating environment.”

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

Net Interest Income

For the three months ended March 31, 2009, net interest income before the provision for loan losses decreased 1.4% to $8,487,000 compared to $8,605,000 for the same period in 2008.  The decrease in net interest income for the three months resulted from a 7.4% decrease in total interest income to $15,541,000 from $16,787,000 offset by a 13.8% decrease in total interest expense to $7,054,000 from $8,182,000.

The decrease in total interest income for the three months ended March 31, 2009, resulted primarily from lower interest rates compared to the same period in 2008.  Average earning assets for the three month period ended March 31, 2009, increased $103,010,000 compared to the same period in 2008 due primarily to strong growth in commercial loans and available for sale investment securities.

The decrease in total interest expense for the three months ended March 31, 2009, resulted primarily from lower interest rates compared to the same period in 2008.  Average interest-bearing liabilities for the three months ended March 31, 2009, increased $89,418,000 compared to the same period in 2008.  The increases in interest-bearing liabilities are due primarily to an increase in average interest-bearing deposits for the three months ended March 31, 2009 of $156,215,000 offset by a decrease in short term borrowings of $74,403,000.

The provision for loan losses for the three months ended March 31, 2009 was $825,000 compared to $410,000 for the same period in 2008.  As of March 31, 2009, the allowance for loan losses was $8,165,000 compared to $8,124,000 as of December 31, 2008, an increase of 2.0%, annualized.  The increase in the provision is due primarily to an increase in outstanding loans and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  At March 31, 2009, total non-performing loans were $8,607,000 or 1.0% of total loans compared to $10,844,000 or 1.2% of total loans at December 31, 2008.  The $2,237,000 decrease in non-performing loans from December 31, 2008 to March 31, 2009, was due primarily to three commercial real estate loans totaling approximately $6,024,000 transferred to other real estate owned offset by net additions to non-performing loans of approximately $4.0 million.  At March 31, 2009, $4.4 million in commercial properties transferred to other real estate owned were under contract to sell.  Management has determined that the current allowance for loan losses is adequate as of March 31, 2009.

Net interest income after the provision for loan losses for the three months ended March 31, 2009 was $7,662,000 compared to $8,195,000 for the same period in 2008.

For the three months ended March 31, 2009, the net interest margin on a fully taxable equivalent basis was 3.19% compared to 3.51% for the same period in 2008.  The decrease in net interest margin for the comparative three month period ended March 31, 2009, was due mainly to lower yields on commercial loans resulting from decreases in short-term interest rates over the same periods in 2008 offset by strong organic commercial loan originations.

Non-Interest Income

Total non-interest income for the three months ended March 31, 2009, increased 19.2% to $5,518,000 compared to $4,630,000 for the same period in 2008.

Net securities gains were $159,000 for the three months ended March 31, 2009, compared to net securities gains of $141,000 for the same period in 2008.  The net securities gains are primarily from the planned sale of existing agency mortgage-backed securities.

For the three months ended March 31, 2009, revenue from commissions and fees from insurance sales increased 10.2% to $2,958,000 compared to $2,684,000 for the same period in 2008.  The increase for the comparative three month periods is mainly attributed to an increase in commission income on group insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2009, revenue from mortgage banking activity decreased to $267,000 from $323,000, or 17.3%, for the same period in 2008.  The decrease for the comparative three month periods is primarily due to a decline in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the three months ended March 31, 2009, revenue from brokerage and investment advisory commissions and fee activity increased to $330,000 from $237,000, or 39.2%, for the same period in 2008.  The increase for the comparative three month periods is due primarily to an increase in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2009, service charges on deposits increased to $658,000 from $620,000, or 6.1%, for the same period in 2008.  The increase for the comparative three month periods is due primarily to an increase in commercial account analysis fees, uncollected funds charges and non-sufficient funds charges.

For the three months ended March 31, 2009, earnings on investment in life insurance decreased to $76,000 from $168,000, or 54.8%, for the same period in 2008.  The decrease for the comparative three month periods is due primarily to decreased earnings credited on the Company’s separate account, bank owned life insurance (“BOLI”).

For the three months ended March 31, 2009, other income including gain on sale of loans increased to $1,070,000 from $457,000, or 134.1%, for the same period in 2008.  The increase for the comparative three month periods is due primarily to a settlement of a previously accrued contingent payment and an increase in network interchange income.

Non-Interest Expense

Total non-interest expense for the three months ended March 31, 2009, increased 1.7% to $11,279,000 compared to $11,087,000 for the same period in 2008.

Salaries and benefits were $5,688,000 for the three months ended March 31, 2009, a decrease of 0.7% compared to $5,730,000 for the same period in 2008.  Included in salaries and benefits for the three months ended March 31, 2009 and March 31, 2008 were stock-based compensation costs of $20,000 and $77,000, respectively.  Also included in salaries and benefits for the three months ended March 31, 2009 and 2008 were commissions paid of $384,000 and $389,000, respectively.

For the three months ended March 31, 2009, occupancy expense and furniture and equipment expense decreased to $1,675,000 from $1,801,000, or 7.0%, for the same period in 2008.  The decrease for the comparative three month periods is due primarily to a decrease in building lease expense, equipment repairs expense, software maintenance expense and equipment depreciation.

For the three months ended March 31, 2009, professional services expense increased to $892,000 from $535,000, or 66.7%, for the same period in 2008.  The increase for the comparative three month periods is due primarily to an increase in legal fees associated with a litigation settlement related to a previously accrued contingent payment, outsourcing of the Company’s internal audit function and other general Company business.

For the three months ended March 31, 2009, outside processing expense increased to $951,000 from $820,000, or 16.0%, for the same period in 2008.  The increase for the comparative three month periods is due primarily to costs incurred for computer services and network fees.

For the three months ended March 31, 2009, advertising and marketing expense decreased to $270,000 from $657,000, or 58.9%, for the same period in 2008.  The decrease for the comparative three month periods is due primarily to a reduction in marketing costs associated with market research, media space, media production and special events.

For the three months ended March 31, 2009, insurance expense increased to $444,000 from $271,000, or 63.8%, for the same period in 2008.  The increase in insurance expense for the comparative three month periods is due primarily to higher FDIC deposit insurance premiums resulting from the implementation of the FDIC risk-related premium assessment applicable to all FDIC insured institutions.

For the three months ended March 31, 2009, other expense increased to $1,188,000 from $1,123,000, or 5.8%, for the same period in 2008.  The increase in other expense for the comparative three month periods is due primarily to an increase in foreclosure and other real estate.

Income Tax Expense

Income tax expense for the three months ended March 31, 2009, was $292,000, a 63.1% increase compared to income tax expense of $179,000 for the three months ended March 31, 2008.  The effective income tax rate for the three months ended March 31, 2009 and 2008 was 15.4% and 10.3%, respectively.  The increase in the effective income tax rate for the comparative three month periods is due primarily to an increase in income before income tax and state tax expense.  Also included in income tax expense for the three months ended March 31, 2009 and 2008 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the three months ended March 31, 2009, were $0.21 on average shares outstanding of 5,735,968, a 22.2% decrease as compared to diluted earnings per share of $0.27 on average shares outstanding of 5,688,193 for the three months ended March 31, 2008.  The decrease in diluted earnings per share for the comparative three month periods is due primarily to the dividends accrued on the Company’s Cumulative Perpetual Preferred Stock issued to the United States Department of the Treasury in December 2008.

Assets, Liabilities and Shareholders’ Equity

Total assets as of March 31, 2009 increased $34,166,000, or 11.2% annualized, to $1,259,030,000 compared to $1,224,864,000 at December 31, 2008.  Total loans as of March 31, 2009 increased $285,000, or 0.1% annualized, to $886,590,000 compared to $886,305,000 at December 31, 2008.  Total deposits increased $80,062,000, or 37.6% annualized, to $930,662,000 compared to $850,600,000 at December 31, 2008.  Total borrowings as of March 31, 2009, decreased $46,174,000, or 75.9% annualized, to $197,047,000 compared to $243,221,000 at December 31, 2008.

Shareholders’ equity as of March 31, 2009 increased $1,247,000, or 4.1% annualized, to $123,736,000 compared to $122,489,000 at December 31, 2008.

Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, as of March 31, 2009, of $8,700,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $8,600,000 at December 31, 2008.

Quarterly Shareholder and Investor Conference

VIST Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, April 22, 2009, at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 888-631-5930.  The conference call is titled VIST Financial Corp. Quarterly Earnings Call.  The conference call will be available through our webcast at:

http://tinyurl.com/VIST09Q1

The conference call webcast can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

Nasdaq — VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except share data)

	Quarter Ended Balances
	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Investment securities and interest bearing cash	$247,542	$235,760
Mortgage loans held for sale	2,841	2,283
Loans:
Commercial loans	699,861	701,964
Consumer loans	142,210	136,713
Mortgage loans	44,519	47,628
Total loans	$886,590	$886,305

Earning assets	$1,136,973	$1,124,348
Total assets	1,259,030	1,224,864

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	106,510	108,645
NOW, money market and savings	320,434	307,210
Time deposits	503,718	434,745
Total deposits	$930,662	$850,600

Federal funds purchased	$—	$53,424
Securities sold under agreements to repurchase	127,242	120,086

Long-term debt	50,000	50,000
Junior subordinated debt	19,805	19,711
Shareholders’ equity	$123,736	$122,489

Actual common shares outstanding	5,790,445	5,700,075
Book value per common share	$17.05	$17.10

	Asset Quality Data
	As Of and For The Period Ended
	Three Months	Twelve Months
	March 31,	December 31,
	2009	2008
	(unaudited)
Non-accrual loans	$8,040	$10,704
Loans past due 90 days or more still accruing	567	140
Total non-performing loans	8,607	10,844
Other real estate owned	6,661	263
Total non-performing assets	$15,268	$11,107

Renegotiated troubled debt	285	285

Loans outstanding at end of period	$886,590	$886,305
Allowance for loan losses	8,165	8,124

Net charge-offs to average loans (annualized)	0.36%	0.46%
Allowance for loan losses as a percent of total loans	0.92%	0.92%
Allowance for loan losses as a percent of total non-performing loans	94.87%	74.92%

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances
	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2009	2008
Assets
Federal funds sold	$6,626	$—
Investment securities and interest bearing cash	234,478	198,023
Mortgage loans held for sale	3,235	2,058
Loans:
Commercial loans	699,514	656,344
Consumer loans	139,792	126,922
Mortgage loans	47,176	44,464
Total loans	$886,482	$827,730

Interest-earning assets	$1,130,821	$1,027,811

Goodwill and intangible assets	44,500	43,136
Total assets	1,235,355	1,130,606

Liabilities and shareholders’ equity Deposits:
Non-interest bearing deposits	105,444	103,299

Interest bearing deposits:
NOW, money market and savings	320,118	316,145
Time deposits	469,016	316,774
Total Interest-Bearing Deposits	789,134	632,919

Total deposits	$894,578	$736,218

Short term borrowings	$9,914	$84,317
Securities sold under agreements to repurchase	119,503	111,150

Long-term debt	59,167	59,396
Junior subordinated debt	19,712	20,230

Interest-bearing Liabilities	997,430	908,012

Shareholders’ equity	$123,274	$108,218

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2009	2008
Interest income	$15,541	$16,787
Interest expense	7,054	8,182
Net interest income	8,487	8,605
Provision for loan losses	825	410
Net Interest Income after provision for loan losses	7,662	8,195

Securities gains, net	159	141
Commissions and fees from insurance sales	2,958	2,684
Mortgage banking activities	267	323
Brokerage and investment advisory commissions and fees	330	237
Service charges on deposits	658	620
Earnings on investment in life insurance	76	168
Other income	1,070	457
Total non-interest income	5,518	4,630

Salaries and employee benefits	5,688	5,730
Occupancy expense	1,069	1,129
Furniture and equipment expense	606	672
Other operating expense	3,916	3,556
Total non-interest expense	11,279	11,087
Income before income taxes	1,901	1,738
Income taxes	292	179
Net income	$1,609	$1,559

Per Common Share Data:
Basic average shares outstanding	5,735,968	5,673,403
Diluted average shares outstanding	5,735,968	5,688,193
Basic earnings per share	$0.21	$0.28
Diluted earnings per share	0.21	0.27
Cash dividends per share	0.10	0.20

Profitability Ratios:
Return on average assets	0.53%	0.55%
Return on average shareholders’ equity	5.29%	5.79%
Return on average tangible equity (equity less goodwill and intangible assets)	8.28%	9.63%
Net interest margin (fully taxable equivalent)	3.19%	3.51%
Effective tax rate	15.36%	10.30%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31,	March 31,
	2009	2008
Assets
Cash and due from banks	$20,114	$32,401
Interest-bearing deposits in banks	353	383
Total cash and cash equivalents	20,467	32,784

Fed funds sold	13,550	—
Mortgage loans held for sale	2,841	3,677
Securities available for sale	244,135	195,710
Securities held to maturity	3,054	3,072
Loans, net of allowance for loan losses 3/2009 - $8,165; 3/2008 - $7,181	878,425	820,884
Premises and equipment, net	6,685	6,889
Identifiable intangible assets	4,662	3,742
Goodwill	39,732	39,509
Bank owned life insurance	18,628	18,025
Other assets	26,851	18,531
Total assets	$1,259,030	$1,142,823

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$106,510	$107,089
Interest bearing	824,152	650,869
Total deposits	930,662	757,958
Securities sold under agreements to repurchase	127,242	114,539
Federal funds purchased	—	71,437
Long-term debt	50,000	60,000
Junior subordinated debt, at fair value	19,805	20,035
Other liabilities	7,585	11,005
Total liabilities	1,135,294	1,034,974

Shareholders’ Equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares issued at March 31, 2009 and no shares issued at March 31, 2008	22,792	—
Common stock, $5.00 par value ; Authorized 20,000,000 shares; 5,800,929 shares issued at March 31, 2009 and 5,760,406 shares issued at March 31, 2008	29,104	28,802
Stock Warrants	2,208	—
Surplus	63,588	64,050
Retained earnings	14,913	17,459
Accumulated other comprehensive loss	(8,678)	(1,485)
Treasury stock; 10,484 shares at March 31, 2009 and 68,354 shares at March 31, 2008, at cost	(191)	(977)
Total shareholders’ equity	123,736	107,849
Total liabilities and shareholders’ equity	$1,259,030	$1,142,823

SELECTED HIGHLIGHTS

Common Stock (VIST)
Cash Dividends Declared
December 2007		$0.20
March 2008		$0.20
June 2008		$0.20
October 2008		$0.10
January 2009		$0.10

Common Stock (VIST)
Quarterly Closing Price
12/31/2007		$17.85
03/31/2008		$17.77
06/30/2008		$14.23
09/30/2008		$12.00
12/31/2008		$7.73
03/31/2009		$7.00

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2009	2008
Interest Income
Interest and fees on loans	$12,342	$14,110
Interest on securities:
Taxable	2,870	2,254
Tax-exempt	286	213
Dividend income	39	206
Interest on federal funds sold	3	—
Other interest income	1	4
Total interest income	15,541	16,787

Interest Expense
Interest on deposits	5,154	5,503
Interest on short-term borrowings	17	721
Interest on securities sold under agreements to repurchase	1,063	954
Interest on long-term debt	505	599
Interest on junior subordinated debt	315	405
Total interest expense	7,054	8,182

Net interest income	8,487	8,605
Provision for loan losses	825	410
Net interest income after provision for loan losses	7,662	8,195

Other income:
Customer service fees	658	620
Mortgage banking activities, net	267	323
Commissions and fees from insurance sales	2,958	2,684
Broker and investment advisory commissions and fees	330	237
Earnings on investment in life insurance	76	168
Gain on sale of loans	—	23
Gain on sales of securities	159	141
Other income	1,070	434
Total other income	5,518	4,630

Other expense:
Salaries and employee benefits	5,688	5,730
Occupancy expense	1,069	1,129
Furniture and equipment expense	606	672
Marketing and advertising expense	270	657
Identifiable intangible amortization	171	150
Professional services	892	535
Outside processing expense	951	820
Insurance expense	444	271
Other expense	1,188	1,123
Total other expense	11,279	11,087

Income before income taxes	1,901	1,738
Income taxes	292	179
Net income	$1,609	$1,559

Per Common Share Data
Average shares outstanding	5,735,968	5,673,403
Basic earnings per share	$0.21	$0.28
Average shares outstanding for diluted earnings per share	5,735,968	5,688,193
Diluted earnings per share	$0.21	$0.27
Cash dividends declared per share	$0.10	$0.20